                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549



                                   FORM 8-K

                                CURRENT REPORT

    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



      Date of Report (Date of earliest event reported): FEBRUARY 25, 1998



                           CROSS TIMBERS OIL COMPANY
            (Exact name of registrant as specified in its charter)



         DELAWARE                      1-10662                  75-2347769
(State or other jurisdiction   (Commission File Number)        (IRS Employer
     of incorporation)                                       Identification No.)



810 HOUSTON STREET, SUITE 2000, FORT WORTH, TEXAS                  76102
    (Address of principal executive offices)                     (Zip Code)



                                (817) 870-2800
             (Registrant's telephone number, including area code)

ITEM 5.  OTHER EVENTS.

     On February 25, 1998, Cross Timbers Oil Company ("the Company") announced it has entered into a definitive agreement with EEX Corporation to acquire producing properties and undeveloped acreage in the East Texas Basin for a purchase price of $265 million. The acquisition is effective January 1, 1998 and is anticipated to close in late April 1998. The purchase price is expected to be reduced to $245 million by estimated net revenues from the effective date through the closing date. The acquisition is also subject to third party consents and other typical purchase price adjustments. The transaction will be initially financed through bank lines of credit with terms substantially similar to those of existing bank facilities. The Company will consider an equity offering when commodity prices improve.

     The Company's internal engineers estimate that proved reserves at the closing date of the acquisition will be 260 billion cubic feet of natural gas and 1.6 million barrels of oil, concentrated in approximately 88,000 gross (59,000 net) acres. Current net daily production is approximately 80 million cubic feet equivalent from about 900 (664 net) wells with a reserve-to-production index of almost nine years. The Company will operate more than 97% of the value of the properties. The acquisition also includes more than 12,800 net undeveloped acres located primarily in Anderson County, Texas.

                                  SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                              CROSS TIMBERS OIL COMPANY


Date: February 25, 1998       By:   BENNIE G. KNIFFEN
                                 ----------------------------------------
                                    Bennie G. Kniffen
                                    Senior Vice President and Controller

                                      -3-